DRAFT: May 9, 2019

First Quarter 2019 Results

Marrone Bio Innovations, Inc. Reports First-Quarter 2019 Financial Results

First-Quarter 2019 Revenues More Than Doubled to $8.7 Million, with

Gross Margins of 57 Percent

DAVIS, Calif. – May 9, 2019 – Marrone Bio Innovations, Inc. (NASDAQ: MBII), an international leader in sustainable biopesticide and plant health solutions, has provided its financial results for the first quarter ended March 31, 2019.

Selected Operating and Financial Highlights

$ in millions	Q1 2019	Q1 2018	% Increase (Decrease)
Revenues	$8.7	$4.3	102%
Gross Profit	$5.0	$2.1	140%
Gross Margin	57.2%	48.1%	19%
Operating Expenses	$8.6	$7.6	14%
Loss from Operations	$(3.6)	$(5.5)	(34)%
Net Loss	$(3.9)	$(5.3)	(25)%
Cash Used in Operations	$7.7	$9.7	(22)%

Q1 2019 Financial Highlights

○	Revenues in the first quarter of 2019 improved by 102 percent to $8.7 million, compared with $4.3 million in the first quarter of 2018. The record quarterly sales were led by continued adoption of the Venerate family of products, both for foliar applications in vegetables and for soil- and seed-applied applications in row crops. Revenues also benefited from placement of Grandevo for in-season insect control in fruits and vegetables, as well as expanded market reach for Regalia to treat fungal diseases in trees, nuts and vines.
○	Gross margins reached 57.2 percent, benefiting from the higher net revenue and higher mix of the Venerate family of products and better manufacturing efficiencies.
○	The 14 percent increase in operating expenses reflected planned investments in the commercial organization and programs, and in field trials for key research and development projects, including a new proprietary biological herbicide. This increase was offset somewhat by a decrease in accounting and other professional consulting fees in the first quarter of 2019.

○	Net loss in the first quarter of 2019 was $3.9 million, or $(0.04) per share, compared with a net loss of $5.3 million, or $(0.07) per share, in the first quarter of 2018.
○	On a comparative basis, the first quarter of 2018 included a non-recurring net benefit of $1.8 million to other income related to the Company’s comprehensive financing and debt restructuring transactions. Additionally, the diluted weighted-average shares outstanding in the first quarter of 2019 were 110.7 million shares, compared with 74.6 million shares in the first quarter of 2018.
○	Cash used in operations for the first quarter of 2019 was $7.7 million, compared with cash used in operations of $9.7 million in the first quarter of 2018. The use of operating cash in the first quarter of 2019 reflected greater working capital requirements related to increased sales.

Management Commentary

“We have put a solid foundation in place – technically, commercially and financially – to drive revenue growth this year and set the stage for longer term growth. Our first-quarter results are a solid start to what we believe can be a transformative year for Marrone Bio,” said Dr. Pam Marrone, chief executive officer of Marrone Bio Innovations.

“As we broaden our customer outreach and distribution network, we expand our ability to sell our products for multiple uses within a given crop,” she added. “We have the technical flexibility to offer our products in combination with complementary traditional agricultural solutions or with other compatible biocontrol or biostimulant offerings, thus enhancing our revenue-generating capabilities.”

Operational Highlights

●	Regalia’s label in Brazil was expanded to control fungal and bacterial diseases on lettuces, carrots, papayas, mangoes, watermelons, sweet peppers and grapes.
●	Regalia Maxx biofungicide was approved for use on cannabis in Canada.
●	Distribution agreements for Regalia Maxx were reached with Plant Products, a full-service greenhouse supplier, for eastern and central Canada; and with TerraLink, a leading supplier of crop input products, for western Canada.
●	Venerate CG label was approved by the California Department of Pesticide Regulation (DPR) for use on cannabis.

Conference Call and Webcast

Management will host an investor conference call at 1:30 p.m. PDT (4:30 p.m. EDT) today, May 9, 2019, to discuss Marrone Bio Innovations’ first quarter 2019 financial results and provide a corporate update, and will conclude with a Q&A from participants. To participate, please use the following information:

Q1 2019 Conference Call and Webcast
Date: Thursday, May 9, 2019
Time: 1:30 p.m. Pacific time (4:30 p.m. Eastern time)
U.S. Dial-in: 1-800-263-0877
International Dial-in: 1-323-794-2094
Conference ID: 7937030
Webcast: http://public.viavid.com/index.php?id=133556

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the call will be available through June 9, 2019. To listen, call 1-844-512-2921 within the United States or 1-412-317-6671 when calling internationally. Please use the replay pin number 7937030. A webcast will also be available for 30 days on the IR section of the Marrone Bio Innovations website or by clicking here: MBII Q1 2019 Webcast.

About Marrone Bio Innovations

Marrone Bio Innovations, Inc. (NASDAQ: MBII) (MBI) strives to lead the movement to a more sustainable world through the discovery, development and sale of innovative biological products for crop protection, plant health and waterway systems treatment that support a better tomorrow for farmers, turf managers and consumers around the globe. MBI has screened over 18,000 microorganisms and 350 plant extracts, leveraging its in-depth knowledge of plant and soil microbiomes enhanced by advanced molecular technologies to rapidly develop seven effective and environmentally responsible pest management products to help customers operate more sustainably while uniquely improving plant health and increasing crop yields. Supported by a robust portfolio of over 400 issued and pending patents around its superior natural product chemistry, MBI’s currently available commercial products are Regalia®, Stargus® and Amplitude®, Grandevo®, Venerate®, Majestene® and Zelto®, Haven®, and Zequanox®, all of which are registered trademarks of Marrone Bio Innovations.

Learn more about Marrone Bio Innovations at www.marronebio.com. We also use our investor relations website, https://investors.marronebio.com, as well as our corporate Twitter account, @Marronebio, as means of disclosing material non-public information, and encourage our investors and others to monitor and review the information we make public in these locations. Follow us on social media: Twitter, LinkedIn and Instagram.

Marrone Bio Innovations Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing MBI’s views as of any subsequent date. Examples of such statements include statements regarding management’s proposed deliverables for 2019, the Company’s positioning for becoming a commercial leader, and the potential benefits of the Company’s products. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond the Company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including consumer, regulatory and other factors affecting demand for the Company’s products, any difficulty in marketing MBI’s products in global markets, competition in the market for pest management products, lack of understanding of bio-based pest management products by customers and growers, and adverse decisions by regulatory agencies and other relevant third parties. Additional information that could lead to material changes in MBI’s performance is contained in its filings with the Securities and Exchange Commission. MBI is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Marrone Bio Innovations Contacts:

Pam Marrone, CEO and Founder

Jim Boyd, President and CFO

Telephone: +1 (530) 750-2800

Email: Info@marronebio.com

Investor Relations:

Greg Falesnik

Managing Director

MZ Group – MZ North America

Main: 949-385-6449

MBII@mzgroup.us

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Balance Sheets

(In Thousands, Except Par Value)

	MARCH 31,	DECEMBER 31,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,586	$18,221
Accounts receivable	8,759	2,720
Inventories, net	7,554	8,224
Prepaid expenses and other current assets	1,310	971
Total current assets	31,209	30,136
Property, plant and equipment, net	14,132	14,512
Right of use assets, net	5,126	—
Restricted cash	1,560	1,560
Other assets	356	359
Total assets	$52,383	$46,567

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,377	$1,692
Accrued liabilities	7,015	6,871
Deferred revenue, current portion	379	438
Lease liability, current portion	752	—
Debt, current portion, net	5,541	2,318
Total current liabilities	16,064	11,319
Deferred revenue, less current portion	2,327	2,399
Lease liability, less current portion	4,607	-
Debt, less current portion, net	11,732	11,819
Debt due to related parties	7,300	7,300
Other liabilities	776	794
Total liabilities	42,806	33,631
Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock: $0.00001 par value; 20,000 shares authorized and no shares issued or outstanding at March 31, 2019 and December 31, 2018	—	—
Common stock: $0.00001 par value; 250,000 shares authorized, 110,691 shares issued and outstanding as of March 31, 2019 and December 31, 2018	1	1
Additional paid in capital	296,967	296,409
Accumulated deficit (1)	(287,391)	(283,474)
Total stockholders’ equity	9,577	12,936
Total liabilities and stockholders’ equity	$52,383	$46,567

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	THREE MONTHS ENDED MARCH 31,
	2019	2018
Revenues:
Product	$8,601	$4,224
License	115	100
Total revenues	8,716	4,324
Cost of product revenues	3,729	2,242
Gross profit	4,987	2,082
Operating Expenses:
Research, development and patent	2,942	2,534
Selling, general and administrative	5,674	5,031
Total operating expenses	8,616	7,565
Loss from operations	(3,629)	(5,483)
Other income (expense):
Interest expense	(306)	(1,119)
Interest expense, related parties	—	(434)
Change in fair value of financial instruments	—	(5,177)
Loss on extinguishment of debt, net (1)	—	(2,196)
Gain on extinguishment of debt, related party (1)	—	9,183
Other income (expense), net	18	(31)
Total other income (expense), net	(288)	226
Net loss	$(3,917)	$(5,257)
Basic and diluted net loss per common share:	$(0.04)	(0.07)
Weighted-average shares outstanding used in computing basic and diluted net loss per common share:	110,691	74,591

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Statements of Cash Flows

(In Thousands)

	THREE MONTHS ENDED MARCH 31,
	2019	2018
Cash flows from operating activities
Net loss	$(3,917)	$(5,257)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	455	478
Right of use assets amortization	199	—
Share-based compensation	558	491
Non-cash interest expense	73	611
Change in fair value of financial instruments	—	5,177
Loss on extinguishment of debt, net (1)	—	2,196
Gain on extinguishment of debt, related party, net (1)	—	(9,183)
Net changes in operating assets and liabilities:
Accounts receivable	(6,039)	(567)
Inventories	670	(220)
Prepaid Expenses and other assets	(336)	146
Deferred cost of product revenues	—	2
Accounts payable	726	(1,085)
Accrued and other liabilities	310	(793)
Accrued interest due to related parties	—	(1,614)
Lease Liability	(150)	—
Deferred revenue	(199)	(128)
Net cash used in operating activities	(7,650)	(9,746)
Cash flows from investing activities
Purchases of property, plant and equipment	(116)	(362)
Net cash used in investing activities	(116)	(362)
Cash flows from financing activities
Proceeds from issuance of common stock, net of offering costs	—	21,820
Proceeds from issuance of debt	—	2,000
Proceeds from secured borrowings	6,714	3,520
Reductions in secured borrowings	(3,511)	(3,194)
Repayment of debt	(72)	(67)
Net cash provided by financing activities	3,131	24,079
Net increase (decrease) in cash and cash equivalents and restricted cash	(4,635)	13,971
Cash and cash equivalents and restricted cash, beginning of period	19,781	2,833
Cash and cash equivalents and restricted cash, end of period	$15,146	$16,804

Supplemental disclosure of cash flow information
Cash paid for interest	$223	$2,145
Supplemental disclosure of non-cash investing and financing activities
Property, plant and equipment included in accounts payable and accrued liabilities	$10	$200
Embedded derivative liability associated with bridge loan	$—	$573
Conversion of debt to equity	$—	$10,000
Conversion of bridge loan (convertible note) to equity	$—	$6,000
Conversion of debt, related party to equity	$—	$35,000
Conversion of accrued liabilities into equity associated with the granting of restricted stock units	$—	$205

(1)	The above includes revised numbers for the three months ended March 31, 2018 as disclosed in Note 16 to our accompanying Notes to Consolidated Financial Statements included in Part II-Item 8-“Financial Statements and Supplementary Data” of the Annual Report on Form 10-K filed on March 29, 2019.